Exhibit 10.35

September 3, 1997

Mr. Robert C. Lyon

6 Desta Drive, Suite 2025

Midland, Texas  79705

RE:         Agreement dated April 23, 1993

Dear Bob:

The purpose of this letter is to amend the terms of our agreement with respect to your right to participate in the acquisition or construction of a Gas Gathering Asset by the Company.  In the event of future acquisitions by the Company which includes a Gas Gathering Asset together with a non-Gas Gathering Asset, your right to participate set forth in Paragraph 5.1 shall pertain to the entire acquisition (both the Gas Gathering Asset(s) and the non-Gas Gathering Assets), rather than to the Gas Gathering Asset only.  Further, you have agreed that your right to participate in the construction or acquisition of any Gas Gathering Asset related to the Company’s Cotton Valley acreage shall be limited to those assets specifically offered to you by the Company in its sole discretion.  You further acknowledge that you shall have no right to purchase or participate in the construction of any Gas Gathering Asset related to the Buda gas now owned or hereafter acquired by the Company in the Pearsall area.  Finally, we have agreed that any interest income or interest expense resulting from inter-company debts shall be excluded from the calculation of your net profits interest.

To accomplish the foregoing, we have agreed to the amendments to Paragraphs 1.02 and 5.01 which are attached hereto.

If the letter accurately sets forth our agreement, please indicate your acceptance by signing in the space provided

Very truly yours,

/s/ CLAYTON W. WILLIAMS, JR.
Clayton W. Williams, Jr.

Agreed and accepted this
3rd day of Sept., 1997.

/s/ ROBERT C. LYON
Robert C. Lyon

ARTICLE I

NET PROFITS INTEREST IN PGL

1.02         Computation of Net Profits:  Payment.  For purposes of this Agreement, the Net Profits of PGL shall be defined as PGL’s net profits, prior to taxes, computed in accordance with generally accepted accounting principles, except that (i) PGL may charge against such Net Profits an amount equal to the Cost of Funds on the net fixed assets of PGL less all interest bearing debt the proceeds of which were used to acquire fixed assets if interest on such debt was expensed to determine the New Profits of PGL and (ii) PGL may not expense the PGL Net Profits Interest.  “Cost of Funds” shall mean the interest rate charged to PGL or its partners, from time to time, under its secured credit facility(s).  Any interest expense or interest income resulting from loans to or from an affiliated company shall be excluded from the calculation of Net Profits.  Determination of the PGL Net Profits Interest due Lyon shall be made on a quarterly basis following the preparation of PGL’s Financial Statements for each March 31, June 30, September 30 and December 31, beginning for the quarter ended March 31, 1993.  With respect to each of the four (4) quarters of any fiscal year, the PGL Financial Statements shall be prepared, and Lyon shall receive such amount as may be due in respect of the PGL Net Profits Interest, within forth-five days following the end of each quarter.  Any adjustments with respect to the audit of PGL’s Financial Statements (if one should be conducted) to the PGL Net Profits Interest received by Lyon, shall be taken into account with respect to the distribution in subsequent quarters.  In no event shall Lyon owe any sums to PGL should PGL not have Net Profits for any such quarter but the effect of any net loss shall be taken into account in subsequent determinations of computing and paying the PGL Net Profits Interest.

ARTICLE V

ACQUISITION RIGHTS WITH RESPECT TO CWE

5.01         Acquisition Rights With Respect to CWEI Assets.  Except as set forth below, Lyon shall have the right to acquire upon inception of any Gas Gathering Asset, acquired or constructed after the CWE Acquisition Date, up to a ten percent (10%) of CWEI’s equity interest in the same (the “CWE Acquisition Right”) by making such election at the same time CWE acquires such asset or determines to undertake construction.  Thereafter, CWE and Lyon shall cause the Gas Gathering Asset to be acquired or constructed by a joint venture, the sharing ratios in which Lyon shall own the Lyon percent and CWE the remainder.  The Joint Operating Agreement for the joint venture shall have terms and conditions as shall be mutually satisfactory to CWE and Lyon, but shall in any event provide that principal joint venture decisions be made by a vote of the venturers in accordance with their sharing ratios and cash in excess of ordinary working capital requirements of the joint venture (as determined in the reasonable judgment of PGL or CWE) shall be distributed monthly.  Should Lyon not fully exercise the CWE Acquisition Right with respect to a particular project, the portion of the CWE Acquisition Right with respect to the particular project not exercised shall terminate.

For purposes of this paragraph, when a Gas Gathering Asset is acquired in a transaction involving other assets, the CWE Acquisition right shall run to and must be exercised as the entire acquisition as a whole, and not just to the Gas Gathering Asset(s).  As to the construction of Gas Gathering Asset which relate either to CWE’s interest in the Cotton Valley trend in Robertson, Burleson, Leon and counties to which it may be expanded and CWE’s Buda gas rights in the Pearsall area, Lyon shall have no acquisition right in such Gas Gathering Assets unless CWE, in its sole discretion, elects to grant such right to Lyon.

5.02         Termination of Acquisition Right.  The CWE Acquisition Right shall terminate on the date of Lyon’s cessation of employment with CWE.